Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-230986, No. 333-229417 and No. 333-226425) and on Form S-8 (No. 333-228678 and No. 333-217986) of Kimbell Royalty Partners, LP of our report dated May 21, 2019, with respect to the combined financial statements of Phillips Energy Partners, LLC, Phillips Energy Partners II, LLC, and Phillips Energy Partners III, LLC as of and for the years ended December 31, 2018 and 2017, which is included in this Amendment No. 1 to the Current Report on Form 8-K/A filed by Kimbell Royalty Partners, LP on June 7, 2019.

/s/ HEARD, McELROY & VESTAL, LLC

Shreveport, Louisiana

June 7, 2019